Exhibit 99.1
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante (Investors/Media)	Justin Jackson/Kathy Nugent (Media)
Senior Director	212-213-0006
Kim Wittig (Media)
Director
631-962-2000
OSI Pharmaceuticals, Inc. Announces Third Quarter 2009 Financial Results
— Total Revenues Increased 18% to $111 Million —
— Non-GAAP Net Income Increased 27% to $51 Million; GAAP Net Income $17.9 Million —
— Non-GAAP Earnings Per Share Increased 26.5% to $0.81; GAAP Earnings Per Share $0.30 —
MELVILLE, NEW YORK — October 21, 2009 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s third quarter ended September 30, 2009. The Company reported total revenues from continuing operations of $111 million for the third quarter of 2009 compared to revenues of $95 million for the third quarter of 2008, an 18% increase over the prior year period. Total worldwide net sales of Tarceva for the three and nine months ended September 30, 2009, as reported to the Company by its collaborator Roche, were approximately $301 million and $870 million, respectively.
The Company reported net income from continuing operations of $17.9 million (or $0.30 per share) for the three months ended September 30, 2009, compared to $31.4 million (or $0.53 per share) for the three months ended September 30, 2008. 2009 is the first year of financial reporting in which OSI has shown a full tax provision on its earnings. Adjusting for non-cash tax expense (to reflect OSI’s actual cash tax rate of approximately 3%), restructuring and other charges related to our consolidation of U.S. operations, expense related to equity-based compensation, non-cash interest expense on our convertible notes, and certain other items detailed in the attached reconciliation of GAAP to non-GAAP financial measures, the Company reported that non-GAAP net income from continuing operations increased 27% to $51 million from $40 million and non-GAAP earnings per share increased 26.5% to $0.81 from $0.64, for the three months ended September 30, 2009 and 2008, respectively.

Total revenues from continuing operations for the third quarter of 2009 are comprised of the following key items:
•	Tarceva Related Revenues of $89 million for the third quarter of 2009 compared to $81 million for the third quarter of 2008, based primarily on the following:
•	Net revenues from the unconsolidated joint business for Tarceva of $51 million for the third quarter of 2009, compared to $46 million in the third quarter of 2008, arising from the Company’s co-promotion arrangement with Genentech, a wholly-owned member of the Roche Group. The net revenues are based on total U.S. Tarceva sales of $118 million for the third quarter of 2009, compared to $110 million in the third quarter of 2008, as reported to OSI by Roche. Sales for the three months ended September 30, 2008 were negatively impacted by approximately $11 million of net reserve adjustments primarily due to higher than anticipated product returns related to expiring inventory, and sales for the three months ended September 30, 2009 were negatively impacted by a net reserve adjustment of approximately $2 million.

•	Royalties on product licenses of $37 million for the third quarter of 2009 compared to $34 million in the third quarter of 2008 from Roche for sales of Tarceva outside of the United States. Royalty revenues are based on total rest of world sales of $183 million for the third quarter of 2009. As disclosed by Roche, year to date growth in local currencies (excluding Japan) was approximately 16%, and was 30% in Japan, compared to the prior year.
•	Other Revenues of $23 million for the third quarter of 2009 compared to $14 million in the third quarter of 2008, primarily based upon royalties related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes. The three months ended September 30, 2009 included a $5 million milestone payment related to a non-exclusive licensing agreement under the Company’s DP-IV patent portfolio.
Operating Expenses
Operating expenses from continuing operations for the third quarter of 2009 were $71 million compared to $58 million for the same period last year. Research and development expenses for the third quarter of 2009 were $39 million compared to $33 million for the same period last year. The increase was primarily driven by higher clinical trial expense. The Company also recognized a $5 million in-process research and development charge related to its recently announced expansion of its drug discovery and translational research collaboration with AVEO Pharmaceuticals Inc. Selling, general and administrative expenses for the third quarter of 2009 were $25 million compared to $22 million for the same period last year. The Company also recognized restructuring costs of $1.1 million related to its previously announced plans to consolidate its U.S. operations onto a single campus at its recently acquired site in Ardsley, New York.
Taxes and Interest Expense

Beginning in 2009, the Company is required to report its tax provision at its full effective tax rate, which is estimated at approximately 39%. However, the Company expects to continue paying taxes at the lower alternative minimum tax rates as it continues to utilize its net operating loss carryforwards (NOLs). In addition to the 39% tax rate, the income tax provision for the three and nine months ended September 30, 2009 includes a $3.3 million charge related to a valuation reserve adjustment as a result of consolidating operations into a single site. The results also reflect the retrospective application of Accounting Standards Codification Subtopic 470-20 which includes guidance for convertible debt instruments that may be settled in cash upon conversion, resulting in higher interest expense reported in both 2009 and 2008.
Net Income Including Discontinued Operations
The Company’s net income including results from discontinued operations was $17.6 million (or $0.30 per share) for the third quarter of 2009 compared with a net income of $51.6 million (or $0.87 per share) for the same period last year.
Use of Non- GAAP Financial Measures
The accompanying tables contain both GAAP and non-GAAP financial measures for the periods presented. The non-GAAP measures include adjusted net income from continuing operations and adjusted earnings per share from continuing operations, each of which has directly comparable GAAP equivalents. OSI has provided these non-GAAP financial measures to adjust for the impact of (i) equity-based compensation expense, (ii) imputed interest expense related to the application of Accounting Standards Codification Subtopic 470-20, which provides guidance for bifurcation of the conversion feature from the debt component of convertible debt instruments that may be settled in cash upon conversion, (iii) amortization of acquired intangible assets, (iv) non-cash tax expense to adjust OSI’s effective tax rate of approximately 39% to reflect its actual cash tax rate of approximately 3%, (v) acquired in-process research and development and (vi) restructuring and other costs related to consolidation of the Company’s operations on to a single campus. These items have been adjusted because they are either non-cash, non-recurring or not otherwise considered to be core to OSI’s business. Management uses these non-GAAP financial measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods, and believes that these results are useful to others in analyzing the core operating performance and trends of OSI for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to the financial results of other companies. These non-GAAP measures should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on October 21, 2009 at 5:00PM (Eastern Time). To access the live webcast or the archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-401-4689 (U.S.) or 1-719-457-2698 (international) to listen to the call. The conference ID number for the live call is 9702946. Telephone replay is available approximately two hours after the call. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 9702946.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, OSI’s and its collaborators’ abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva, competition to Tarceva and OSI’s drug candidates from other biotechnology and pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls, OSI’s ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008*	2009	2008*
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Tarceva-related revenues	$88,735	$80,708	$257,914	$251,006
Other revenues	22,712	13,864	46,276	29,955

Total revenues	111,447	94,572	304,190	280,961

Operating expenses:
Cost of goods sold	1,607	2,517	6,460	6,748
Research and development	38,546	33,054	111,129	94,009
Acquired in-process research and development	5,000	—	5,000	—
Selling, general and administrative	24,677	22,262	74,065	69,985
Restructuring costs	1,148	—	1,148	—
Amortization of intangibles	229	646	693	1,884

Total operating expenses	71,207	58,479	198,495	172,626

Income from continuing operations	40,240	36,093	105,695	108,335

Other income (expense):
Investment income — net	1,624	2,976	5,795	9,670
Interest expense	(6,534)	(6,202)	(19,319)	(18,696)
Other income (expense) — net	(184)	(518)	(2,906)	(2,424)

Income from continuing operations before income taxes	35,146	32,349	89,265	96,885
Income tax provision	17,282	987	38,389	2,761

Net income from continuing operations	17,864	31,362	50,876	94,124
Income (loss) from discontinued operations	(298)	20,281	(379)	5,936

Net income	$17,566	$51,643	$50,497	$100,060

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.31	$0.55	$0.88	$1.65
Discontinued operations	(0.01)	0.35	(0.01)	0.10
Net income	$0.30	$0.90	$0.87	$1.75
Diluted income (loss)
Continuing operations	$0.30	$0.53	$0.87	$1.62
Discontinued operations	(0.00)	0.33	(0.01)	0.10
Net income	$0.30	$0.87	$0.86	$1.71
Weighted average shares of common stock outstanding:
Basic shares	57,973	57,437	57,900	57,218
Diluted shares	60,510	60,663	60,492	60,447
Computation of diluted income per share from continuing operations:
Net income from continuing operations	$17,864	$31,362	$50,876	$94,124
Add: Interest and issuance costs related to dilutive convertible debt	495	910	1,486	3,557

Net income from continuing operations — diluted	$18,359	$32,272	$52,362	$97,681

Basic shares	57,973	57,437	57,900	57,218
Dilutive effect of options and restricted stock	539	1,227	594	821
Dilutive effect of the 2023 Notes	1,998	1,999	1,998	2,408
Dilutive effect of the 2025 Notes	—	—	—	—
Dilutive effect of the 2038 Notes	—	—	—	—

Diluted shares	60,510	60,663	60,492	60,447

	September 30,	December 31,
	2009	2008
	Unaudited
Cash and investments securities (including restricted investments)	$542,068	$515,511

*	The three and nine months ended September 30, 2008 reflect the retrospective application of ASC subtopic 470-20 which includes the accounting guidance formerly known as FSP APB 14-1.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Income from Continuing Operations to Non-GAAP Net Income from Continuing
Operations and Reported Dilutive Income Per Share to Non-GAAP Diluted Income Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Reported diluted income per common share from continuing operations	$0.30	$0.53	$0.87	$1.62
Adjustments per common share	0.51	0.11	1.11	0.32

Non-GAAP diluted income per common share from continuing operations	$0.81	$0.64	$1.98	$1.94

Net income from continuing operations	$17,864	$31,362	$50,876	$94,124
Non-GAAP Adjustments:
Site consolidation related cost:
Restructuring costs	1,148	—	1,148	—
Net operating loss valuation allowance adjustment*	3,308	—	3,308	—
Accelerated depreciation on leasehold improvements**	1,205	—	1,205	—

Total site consolidation related costs	5,661	—	5,661	—
Equity-based compensation expense	6,018	5,084	18,497	14,929
Imputed interest related to the application of ASC 470***	3,594	3,184	10,490	9,302
Amortization of acquired intangibles	229	646	693	1,884
Non cash tax expense	13,060	—	32,760	—
Acquired in-process research and development	5,000	—	5,000	—
Income tax effect on adjustments	(447)	(247)	(963)	(723)

Non-GAAP net income from continuing operations	$50,979	$40,029	$123,014	$119,516

Computation of Non-GAAP diluted income per common share from continuing operations:
Non-GAAP net income from continuing operations	$50,979	$40,029	$123,014	$119,516
Add: Interest and issuance costs related to dilutive convertible debt	3,223	3,342	9,669	10,661

Non-GAAP net income from continuing operations — diluted	$54,202	$43,371	$132,683	$130,177

Computation of Non-GAAP diluted shares:
Basic shares	57,973	57,437	57,900	57,218
Adjustment to dilutive shares:
Dilutive effect of options and restricted stock	539	1,227	594	821
Dilutive effect of the 2023 Notes	1,998	1,999	1,998	2,408
Dilutive effect of the 2025 Notes	3,908	3,908	3,908	3,908
Dilutive effect of the 2038 Notes	2,709	2,709	2,709	2,628

Non-GAAP dilutive shares	67,127	67,280	67,109	66,983

*	Represents a valuation allowance adjustment included in the tax provision for state and local net operating losses not expected to be realized as a result of consolidating operations.

**	Represents the impact of shortening the estimated useful life of leasehold improvements as a result of our intention to exit certain facilities.

***	The Accounting Standards Codification subtopic 470-20 or ASC subtopic 470-20 includes the accounting guidance for literature formerly know as FSP APB 14-1.